Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Partners Secures $500 Million Preferred Equity

Commitment from Strategic Investors

•	Long-term capital commitment provides financial flexibility to capture growth opportunities

•	$300 million of Class A Preferred Units to be issued to fund ongoing capital projects and strengthen balance sheet

•	$200 million commitment from investors to purchase additional Class A Preferred Units through September 30, 2015

HOUSTON – June 17, 2014 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) announced today that it has entered into definitive agreements with a group of strategic investors, including Magnetar Capital (“Magnetar”), affiliates of GSO Capital Partners LP (“GSO Capital”) and GE Energy Financial Services, a unit of GE (NYSE: GE) (“GE”), under which the investors have committed to purchase from Crestwood up to $500 million of newly-created Class A Preferred Units (the “Preferred Units”). Contemporaneously with the closing of the equity commitment, Crestwood sold $300 million of the Preferred Units at a price of $25.10 per unit, which represents 16% premium to the closing price of Crestwood’s common units on Monday, June 16, 2014. Net proceeds from the initial sale of Preferred Units will be used to fund on-going expansions and development projects in Crestwood’s core growth areas (including the Marcellus, Bakken, and PRB Niobrara shale plays) and to reduce outstanding borrowings under its revolving credit facility. Crestwood expects to issue $200 million of additional Preferred Units to the investors prior to September 30, 2015.

“We are extremely pleased with the long-term confidence and financial commitment that Magnetar Capital, GSO Capital and GE have demonstrated in Crestwood’s growth strategy with this substantial equity investment,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “The outlook for infrastructure development opportunities across the midstream value chain in our core operating areas remains very strong. Our growth capital budget and identified backlog of expansion and development projects for 2014 through 2016 is currently estimated at more than $1.2 billion. Additionally, we continue to work on further opportunities which will add to our existing portfolio. This $500 million strategic equity commitment provides us with substantial financial flexibility as we develop these projects and execute our strategy to provide long-term value creation for all our stakeholders.”

The Preferred Units are entitled to receive fixed quarterly distributions of $0.5804 per unit, payable at Crestwood’s election in cash or through the issuance of additional Preferred Units, for quarterly periods through June 30, 2017. Subject to certain conditions, holders of the Preferred Units will have the right to convert Preferred Units into common units (i) on a one-for-one basis after June 17, 2017, and (ii) following a change in control of Crestwood,

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at a conversion ratio based on the aggregate principal amount of Preferred Units outstanding and the weighted average trading price of Crestwood’s common units. Following the date on which the investors’ aggregate purchase commitments have been satisfied, and subject to certain liquidity requirements and the requirement that Crestwood have an effective shelf registration statement covering resales for the converted units, Crestwood will also have the right to convert the Preferred Units into common units at a conversion ratio based on the aggregate principal amount of Preferred Units outstanding and the weighted average trading price of Crestwood’s common units. Crestwood intends to file a shelf registration statement under which holders of the Preferred Units may sell the common units into which the Preferred Units are convertible. The full terms and conditions of the definitive agreements related to this private placement will be filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov.

Mr. Phillips added, “Magnetar Capital, GSO Capital and GE each have significant experience as successful investors in the midstream sector. The Preferred Units, coupled with disciplined issuance of common units through our ‘at-the-market’ equity program are expected to provide Crestwood with the equity capital that will be required to complete our current backlog of identified expansion projects over the foreseeable future. Importantly, the Preferred Units provide an attractive fixed-price source of equity capital that strengthens our balance sheet without diluting coverage of cash distributions on existing common units while these projects are under construction. We all share a common vision and optimism about the long-term growth opportunities for Crestwood and we are extremely pleased to have these strategic investors as long-term equity partners.”

“Crestwood is a premier midstream services provider with an asset base that is well positioned in many of the highest growth basins in the United States,” said Eric Scheyer, Head of Magnetar Capital’s Energy Business. “We look forward to working with Crestwood’s talented management team as they pursue long-term expansion opportunities.”

“Crestwood has the management, asset base and financial structure to play a leading role in this period of rapid growth in the U.S. midstream infrastructure,” commented Dwight Scott, Senior Managing Director of GSO Capital. “We are pleased to have the opportunity to partner with Crestwood as it continues to expand its business.”

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

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About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns the general partner interest, including the incentive distribution rights and an approximate 4% limited partner interest of Crestwood Midstream. In addition, Crestwood Equity’s operations include a natural gas storage business in Texas and an NGL supply and logistics business that serves customers in the United States and Canada.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Crestwood Midstream believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read Crestwood Midstream’s filings with the SEC, which are available on Crestwood Midstream’s Investor Relations website at http://ir.crestwoodlp.com or on the SEC’s website at www.sec.gov.

Investor Contact

Mark Stockard

Vice President, Investor Relations

832-519-2207

mark.stockard@crestwoodlp.com

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